Exhibit 99.1

Logiq Reports Q3 2021 Revenue Up 11% to $7.8 Million, with Gross Profit up 108% to $2.3 million

New York, NY – November 15, 2021 – Logiq, Inc. (OTCQX: LGIQ, NEO: LGIQ), a global provider of award-winning consumer acquisition solutions, reported results for the third quarter ended September 30, 2021. All comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q3 2021 Financial Highlights

●	Revenue increased 11% to $7.8 million.

●	Overall gross profit increased 108% to $2.3 million.

●	Consolidated gross margin was 29.5%, up 13.7 percentage points.

●	Gross margin for DataLogiq, the company’s data-driven, end-to-end e-commerce marketing solution, improved from 18.9% to 28.2%.

●	Gross margin for AppLogiq, the company’s mobile commerce platform-as-a-service (PaaS), improved from 12.1% to 31.7%.

●	Cash and cash equivalents and restricted cash totaled $5.3 million as of September 30, 2021.

AppLogiq Operational Highlights

●	Received Indonesian government approval of an annual lending rate for offering micro-lending services to more than 50 million Indonesians.

●	Launched exclusive mobile payment option for driver license psychological testing in Indonesia following recently announced partnership with Mentalku, the exclusive government-licensed provider of driver license psychological testing in Indonesia.

●	Announced planned launch of first-ever super app in Indonesia that combines all of AppLogiq’s mobile e-commerce and fintech solutions into one mobile app for easier access and interoperability.

●	Entered into preliminary agreement with Novaji Introserve, a value-added IT and financial services company based in Lagos, to provide home delivery and mobile financial services to millions of unbanked and underbanked people in Nigeria.

DataLogiq Operational Highlights

●	Added auto, life and health insurance verticals to Logiq Consumer Marketplace (LCM).

●	Integrated SMS, email and call center support into Logiq Digital Marketing™ (LDM) platform.

●	Joined forces with Peer39 to provide small and medium sized brands (SMBs) with the industry’s largest and most scaled pre-bid keyword, contextual and brand safety solutions for modern markets.

●	Launched geofencing-based targeting on the LDM platform, enabling marketers to customize messaging based upon context of consumer location.

●	Partnered with IRIS.TV to provide greater transparency and performance in streaming video for e-commerce marketers, and teamed with GumGum to add contextual intelligence to multi-channel marketing campaigns.

●	Added direct media buying to LDM platform for access to web, mobile and connected TV and audio media providers across the Asia Pacific region.

Other Operational Highlights

●	Promoted Steven Hartman to chief operating officer to lead the company’s global strategy, branding and communications, setting performance goals and managing an effective corporate infrastructure.

●	Engaged The Benchmark Company to assist Logiq in a restructuring initiative designed to separate the company’s DataLogiq and AppLogiq businesses into two independent publicly traded companies, with the separation approved by Logiq’s board of directors in October.

Management Commentary

“Our performance in Q3 demonstrates we have finally pivoted back to year-over-year growth after emerging from the severe impact of the global pandemic,” commented Logiq president, Brent Suen. “Also during this period, we refocused our efforts on higher margin, higher quality revenue streams while eliminating low margin revenue sources. As a result, our gross margin expanded to more than 29.5%, nearly double from 15.8% in the same year-ago quarter.

"Over the last several months we have also established a stronger foundation for addressing the abundant e-commerce opportunities worldwide. For DataLogiq, we added auto, life and health insurance verticals to our strong Medicare vertical, with this enabled by the investments we made this past year in our foundational marketing and customer acquisition technology.

“Our Logiq Consumer Marketplace has been gaining solid traction with new and existing customers. We recently reported that our proprietary DataLogiq scoring system for client customer acquisitions is driving a ramp up in e-commerce campaign activity, including with a long-time client which is a multi-billion-dollar publicly traded company.

“During the quarter we made significant investments into our Logiq Digital Marketing platform’s ability to efficiently and economically help brands and agencies advertise on valuable streaming video and connected TV content. We also added contextual and brand safety solutions. Accounting for context has proven to be a superior targeting method, especially compared to using third-party cookies. The decisions by media platforms to phase out the usage of third-party cookies further underscores the value and importance of our contextual targeting solutions.

“As a further means to unlock shareholder value, we recently announced the board approval of our plans to separate our DataLogiq and AppLogiq businesses into two independent publicly traded companies. We believe that by creating two standalone businesses, DataLogiq and AppLogiq will be in a better position to capitalize on their respective growth opportunities in the rapidly evolving e-commerce and fintech landscape.

“We also believe that the separation will create higher peer valuations as compared to where Logiq is today. An analyst who follows us recently said that for Logiq, ‘the sum of the parts is greater than the whole.’ We couldn’t agree more. Based solely on our review of comparable public market valuations, as well as private equity funding that we are seeing for companies in the emerging markets fintech sector, we believe a standalone valuation for AppLogiq could be pegged at $100 million or more.

“In late September, we engaged a leading U.S. investment bank, The Benchmark Company, to assist us with this separation and potentially other related transactions. All of this is proceeding smoothly, and we anticipate finalizing the separation before the end of the year, subject to standard closing conditions

“Looking ahead, there are new mobile transactions and lending revenue streams coming online with AppLogiq. We have established an extensive pipeline of potential acquisitions for both AppLogiq and DataLogiq post-separation, and we are currently in discussions with a number of what we believe to be complementary and high-value accretive targets. We also have the funding and advisors in place to help us facilitate such potential transactions.

“Based upon this potential deal pipeline and the potential for strong partnerships or client relationships with those that we do not enter into strategic transactions with, on the DataLogiq side we have set a goal of $50 million to $75 million in annualized revenue by the end of 2022. However, no assurances can be provided that we will enter into any strategic transactions with those companies in the pipeline, or that the results of any such transactions will allow us to reach this goal.

“The same holds true for AppLogiq in terms of its 2022 revenue target and M&A pipeline. In fact, we currently have certain current partners who have expressed interest in becoming part of the new AppLogiq public company as it is formed.

“As we look ahead to the final weeks of 2021, we see positive trends continuing to emerge across our business lines, keeping us on course for continued revenue growth and gross margin expansion in the final quarter, and setting the stage for our best year to come.”

Q3 2021 Financial Summary

Revenue increased 11% to $7.8 million in the third quarter of 2021 as compared to $7.0 million in the same year-ago quarter. The increase from the year-ago period demonstrated continued positive trends based on key strategic decisions made by management.

AppLogiq contributed $2.8 million or 36% of consolidated revenue in Q3 2021, a decrease of $0.4 million from $3.2 million or 46% of consolidated revenue in the same year-ago period. The decrease was primarily due to the strategic shift to target high margin end customers compared to low margin high volume white label resellers.

DataLogiq contributed $5.0 million or 64% of consolidated revenue in Q3 2021, which increased 30% from $3.8 million or 54% of consolidated revenue in the same year-ago period. The increase in revenue is due to an increase in data monetization revenue.

Overall gross profit increased 108% to $2.3 million or 29.5% of revenue in Q3 2021 from $1.1 million or 15.8% of revenue in the same year-ago period.

AppLogiq’s gross profit increased 133% to $0.9 million or 31.7% of AppLogiq revenue in Q3 2021 from $0.4 million or 12.1% of AppLogiq revenue in the same year-ago period. The increase was primarily due to the strategic shift to target high margin end customers compared to low margin high volume white label resellers.

DataLogiq’s gross profit increased 94% to $1.4 million or 28.2% of DataLogiq revenue in Q3 2021 compared to $0.7 million or 18.9% of DataLogiq revenue in the same year-ago period. The increase was due to an increase in data monetization revenues and a decrease in overall customer acquisition costs.

Total operating expenses increased to $8.1 million in Q3 2021 compared to $4.0 million in the same year-ago period. The increase in operating expenses was mainly due to an increase in general and administrative expenses of $3.2 million. The increase in operating expenses was also due to an increase in research and development expense of $0.4 million and an increase in depreciation and amortization expense of $0.6 million, partially offset by a decrease in sales and marketing expense of $68,000.

Net loss was $5.8 million or $(0.25) per basic and fully diluted share in Q3 2021. This compared to net loss of $2.9 million or $(0.23) per basic and fully diluted share in the third quarter of 2020.

As of September 30, 2021, cash and cash equivalents and restricted cash totaled $5.3 million, compared to cash and cash equivalents and restricted cash of $5.8 million as of June 30, 2021.

First Nine Months 2021 Financial Summary

Revenue decreased 23% to $24.2 million in the first nine months of 2021, compared to $31.3 million in the same year-ago period. The decrease from the year-ago period was primarily due to a decrease in AppLogiq revenue, partially offset by an increase in DataLogiq revenue, which included revenue from Fixel AI and Rebel AI.

AppLogiq m-commerce platform-as-as-service (PaaS) contributed $8.1 million or 34% of consolidated revenue in the first nine months of 2021, which decreased 61% from $20.6 million or 66% of consolidated revenue in the same year-ago period. The decrease was primarily due to the company’s strategic shift of targeting higher margin end customer segment instead of lower margin, high volume white label resellers.

DataLogiq contributed $16.1 million or 66% of consolidated revenue in the first nine months of 2021, which increased 51% from $10.7 million or 34% of consolidated revenue in the same year-ago period. The increase was primarily due to improvement in its data monetization business.

Overall gross profit increased 40% to $7.0 million or 28.8% of revenue in the first nine months of 2021, compared to $5.0 million or 15.9% of revenue in the same year-ago period.

AppLogiq’s gross profit decreased 19% to $2.5 million or 31.2% of AppLogiq revenue in the first nine months of 2021 from $3.1 million or 15.2% of AppLogiq revenue in the same year-ago period. The improvement in gross margins was a result of the change in strategic focus from bulk white label distributors to direct marketing end users.

DataLogiq’s gross profit increased 141% to $4.4 million or 27.6% of DataLogiq revenue in the first nine months of 2021 compared to $1.8 million or 17.3% of DataLogiq revenue in the same year-ago period. The increase is due to an increase in data monetization revenue and a decrease in overall customer acquisition costs.

Total operating expenses increased 84% to $22.3 million in the first nine months of 2021, compared to $12.1 million in the same year-ago period. The increase in operating expenses was due to an increase in general and administrative expense of $8.0 million, depreciation and amortization expense of $1.4 million, sales and marketing expenses of $0.5 million, and research and development expense of $0.3 million.

Net loss was $14.8 million or $(0.76) per basic and fully diluted share in the first nine months of 2021. This compared to net loss of $7.4 million or $(0.60) per basic and fully diluted share in the first nine months of 2020.

Conference Call

Later today, Logiq management will host the call, followed by a question-and-answer period.

Date: Monday, November 15, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-866-548-4713

International dial-in number: 1-323-794-2093

Conference ID: 1989608

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through Monday, November 29, 2021, as well as available for replay via the Investors section of the Logiq website at www.logiq.com/ir.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1989608

About Logiq

Logiq Inc. is a U.S.-based leading global provider of e-commerce and fintech business enablement solutions. Its DataLogiq business provides a data-driven, end-to-end marketing and consumer acquisition solution. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend and personalization. The company’s Fixel technology offers simplified online marketing with critical privacy features.

Its AppLogiq business, Logiq’s platform-as-a-service, branded as CreateApp™, enables small- and medium-sized businesses worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. CreateApp™ empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way.

CreateApp™ is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia. The company’s PayLogiq, branded as AtozPay™ in Indonesia, offers mobile payments, and GoLogiq, branded as AtozGo™ in Indonesia, offers hyper-local food delivery services. Connect with Logiq: Website | LinkedIn | Twitter| Facebook.

Important Cautions Regarding Forward-Looking Statements

This press release contains certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This press release also contains forward-looking statements and forward-looking information within the meaning of Canadian securities legislation that relate to Logiq’s current expectations and views of future events. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “expects”, “will continue”, “is anticipated”, “anticipates”, “believes”, “estimated”, “intends”, “plans”, “forecast”, “projection”, “strategy”, “objective” and “outlook”) are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this press release should not be unduly relied upon.

These statements speak only as of the date of this press release. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond Logiq’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. In particular and without limitation, this press release contains forward-looking statements regarding our products and services, the use and/or ongoing demand for our products and services, expectations regarding our revenue and the revenue generation potential of our products and services, our partnerships and strategic alliances, the impact of global pandemics (including COVID-19) on the demand for our products and services, industry trends, overall market growth rates, our growth strategies, the continued growth of the addressable markets for our products and solutions, our business plans and strategies, the proposed separation of Logiq’s AppLogiq and DataLogiq business into two public companies, including, without limitation, our ability to successfully locate and consummate the contemplated strategic transactions, the structure of any such transaction, timing of such transaction, and the valuation of the businesses after completion of any such transaction, if any, and other risks described in the Company’s prior press releases and in its filings with the Securities and Exchange Commission (SEC) including its Annual Report on Form 10-K and any subsequent public filings, and filings made pursuant to Canadian securities legislation that are available on www.sedar.com, including under the heading “Risk Factors” in the Company’s Canadian Prospectus.

Logiq undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for Logiq to predict all of them, or assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements contained in this press release are expressly qualified in their entirety by this cautionary statement.

Company Contact

Brent Suen, President
Logiq, Inc.
Email contact

Media & Investor Contact

Ronald Both or Justin Lumley
CMA Investor & Media Relations
Tel (949) 432-7566
Email contact

LOGIQ INC.

Consolidated Balance Sheets

	September 30	December 31
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Non-current assets
Intangible assets, net	15,814,398	11,736,540
Property and equipment, net	167,700	178,561
Goodwill	5,577,926	5,078,090
Total non-current assets	21,560,024	16,993,191

Current assets
Amount due from associate	6,952,700	5,673,700
Accounts receivable	3,148,244	2,618,494
Right to use assets - operating lease	91,571	364,234
Prepayment, deposit and other receivables	969,769	206,443
Financial assets held for resale	681	594,263
Restricted cash	21,682	10,889
Cash and cash equivalents	5,340,480	3,478,889
Total current assets	16,525,127	12,946,912
Total assets	$38,085,151	$29,940,103

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	2,181,496	1,009,204
Accruals and other payables	1,438,993	1,110,732
Deferred revenue	14,198	46,857
Lease liability - operating lease	91,571	364,234
Convertible promissory notes	-	2,911,000
Amount due to director	-	77,500
Total current liabilities	3,726,258	5,519,527

Non-Current Liabilities
Other loan	10,000	10,000
Notes payable	-	507,068
Total non-current liabilities	10,000	517,068
Total liabilities	$3,736,258	$6,036,595

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 250,000,000 shares authorized, 26,244,715 and 15,557,439 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively*	2,624	1,556
Additional paid-in capital	82,439,706	66,739,895
Capital reserves	28,860,684	19,285,383
Accumulated deficit brought forward	(76,954,121)	(62,123,326)
Total stockholder’s equity	34,348,893	23,903,508
Total liabilities and stockholders’ equity	$38,085,151	$29,940,103

*	The number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.

LOGIQ INC.

Consolidated Statement of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Service Revenue	$7,826,249	$7,030,305	$24,210,548	$31,326,759
Cost of Service	5,520,862	5,919,848	17,230,056	26,351,514
Gross Profit	2,305,387	1,110,457	6,980,492	4,975,245

Operating Expenses
Depreciation and amortization	1,030,932	455,424	2,751,208	1,354,674
General and administrative	5,159,813	1,968,763	14,296,952	6,346,531
Sales and marketing	477,226	544,970	1,198,479	697,190
Research and development	1,447,567	1,018,389	4,010,239	3,681,162
Total Operating Expenses	8,115,538	3,987,546	22,256,878	12,079,557

(Loss) from Operations	(5,810,151)	(2,877,089)	(15,276,386)	(7,104,312)

Other (Expenses)/Income, net	36,740	(1,460)	456,032	(262,876)

Net (Loss) before income tax	(5,773,411)	(2,878,549)	(14,820,354)	(7,367,188)
Income tax (Corporate tax)	-	-	(10,441)	-
Net (Loss)	$(5,773,411)	$(2,878,549)	$(14,830,795)	$(7,367,188)

Net (Loss) profit per common share - basic and fully diluted:	(0.2471)	(0.2257)	(0.7623)	(0.6037)

Weighted average number of basic and fully diluted common shares outstanding*	23,365,486	12,753,230	19,455,335	12,203,769

*	The weighted average number of shares of common stock has been retroactively restated to reflect the 1 for 13 reverse stock-split on February 25, 2020.